Exhibit 10.2

LOAN AGREEMENT

This Agreement dated January 18, 2006, is made by and between ENCLAVES OF EAGLE NEST LLC, a Florida limited liability company (“Borrower”) and ORION BANK, including its successors and assigns (“Bank”).

WITNESSETH:

That for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual promises herein made, Bank and Borrower, intending to be legally bound, agree as follows:

ARTICLE I - THE LOAN

Section 1.1            Bank hereby agrees to lend to Borrower, and Borrower hereby agrees to borrow from Bank, upon the terms and conditions, set forth in this Agreement, the principal sum of Two Million Five Hundred Thousand and No/100ths Dollars ($2,500,000.00) (the “Loan”). Borrower’s obligation to repay the Loan and the interest thereon shall be evidenced by a promissory note (the “Note”) in form and substance satisfactory to Bank. The Loan shall be disbursed as a non-revolving line of credit.

Section 1.2            Borrower agrees to pay interest on the Loan at the rate(s), on the date(s), and calculated by the method, set forth in the Note.

Section 1.3            Borrower shall make to Bank such payments of principal and interest on the Loan as are required by the terms of the Note.

Section 1.4            The Loan may be prepaid in whole or in part, at any time, without penalty.

ARTICLE II - COLLATERAL

Section 2.1            The repayment by Borrower of its indebtedness under the Loan and the Note, and the performance by Borrower of all obligations under this Agreement, shall be secured by every mortgage and every security agreement (every “Separate Agreement”) which secures obligations so defined as to include the Loan or the Note, and by all property of Borrower in, or coming into, the possession, control or custody of Bank, or in which Bank has or hereafter acquires a lien, security interest, or other right, including, without limitation, the real property described on Exhibit ”A” attached hereto, together with all buildings, improvements, fixtures, building materials, lumber, appliances, furniture, furnishings, supplies, inventory, equipment and other personal property of any kind, now or hereafter existing thereon on in connection therewith, and all rents, issues, leases, and profits now or hereafter existing in connection therewith (individually and collectively the “Collateral”).

Section 2.2            Borrower shall execute and deliver, or shall cause to be executed and delivered, such documents relating to the Collateral as Bank may from time to time request.

Section 2.3            Notwithstanding anything herein or in the Note to the contrary, in no event shall the outstanding principal balance of the Note at any time exceed fifty five percent (55%) of the appraised fair market value of the real property described on Exhibit “A” attached hereto, as determined by Bank. Bank may obtain, at Borrower’s expense, additional appraisals of the real property from time to time prepared by a licensed Florida appraiser acceptable to Bank, substantiating compliance with the loan to value limitation set forth above. If any such appraisal shows the outstanding principal Loan balance to exceed fifty five percent (55%) of the appraised fair market value of the real property, Borrower shall on demand pay down the principal balance of the Loan to bring the Loan into compliance with the loan to value limitation set forth above.

ARTICLE III - REPRESENTATIONS AND WARRANTIES; CONDITIONS PRECEDENT

Section 3.1            Borrower is a limited liability company duly organized and existing under the laws of the State of Florida, and is qualified to do business in all jurisdictions in which it conducts its business.

Section 3.2            The execution and delivery by Borrower of, and the performance by Borrower of its obligations under, this Agreement, the Note and the Separate Agreements have been duly authorized by all requisite action on the part of Borrower and do not and will not (i) violate any provision of Borrower’s articles of incorporation, bylaws, or other organizational documents, any law or any judgment, order or ruling of any court or governmental agency, or (ii) be in conflict with, result in a breach of, or constitute, following notice or lapse of time or both, a default under any indenture, agreement or other instrument to which Borrower is a party or by which Borrower or any of its property is bound.

Section 3.3            Each of this Agreement and the Note is the legal, valid and binding agreement of Borrower enforceable against Borrower in accordance with its terms.

Section 3.4            There are no pending or threatened actions or proceedings before any court or administrative or governmental agency that may, individually or collectively, adversely affect the financial condition or business operations of Borrower.

Section 3.5            The financial statements previously delivered by Borrower to Bank fairly and accurately present the financial condition of Borrower as of such dates and have been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of the most recent financial statement, there has been no material adverse change in the financial condition of Borrower, and, after due inquiry, there exists no material contingent liability or obligation assertable against Borrower.

Section 3.6            All federal, state and other tax returns of Borrower required by law to be filed have been completed in full and have been duly filed, and all taxes, assessments and withholdings shown on such returns or billed to Borrower have been paid, and Borrower maintains adequate reserves and accruals in respect of all such federal, state and other taxes, assessments and withholdings. There are no unpaid assessments pending against Borrower for any taxes or withholdings, and Borrower knows of no basis therefor.

Section 3.7            The obligations of Borrower under this Agreement and the Note are not subordinated in right of payment to any other obligation of Borrower.

Section 3.8            Borrower possesses all permits, memberships, franchises, contracts, licenses, trademark rights, trade names, patents, and other authorizations necessary to enable it to conduct its business operations as now conducted, and no filing with, and no consent, permission, authorization, order or license of, any individual, entity, or governmental authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or the Note.

Section 3.9            No event has occurred and is continuing which is, or which with the giving of notice or lapse of time or both would be, an Event of Default (as defined in Article VI) of this Agreement.

Section 3.10         Borrower has good and marketable title to all of its properties and assets including, without limitation, the Collateral and the properties and assets reflected in the above-described financial statement.

Section 3.11         The minimum funding standards of Section 302 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) have been met at all times with respect to all “plans” of Borrower to which such standards apply; Borrower has not made a “partial withdrawal” or a “complete withdrawal” from any “multiemployer plan” and no “reportable event” or “prohibited transaction” has occurred with respect to any such “plan” (as all of the quoted terms are defined in ERISA).

Section 3.12           Except as otherwise expressly disclosed by Borrower to Bank in writing on the date of this Agreement: No “hazardous substance” (as that term is defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended [“CERCLA”]) has been released, discharged, disposed of, or stored on any of Borrower’s owned or leased real or personal property by Borrower, by any third party, or by any predecessor in interest or title to Borrower; Borrower and all of Borrower’s properties are in compliance with all applicable local, state and federal environmental laws and regulations; no notice has been served on Borrower by any governmental authority or any individual or entity claiming violation of any environmental protection law or regulation, or demanding compliance with any environmental protection law or regulation, or demanding payment, indemnity, or contribution for any environmental damage or injury to natural resources; no “hazardous substance” (as defined in CERCLA) is produced or used in Borrower’s business; and no improvement on any real property owned or leased by Borrower contains any asbestos, including, without limitation, asbestos insulation on ceilings, piping or structural members or supports.

Section 3.13         Bank shall not be obligated to make the Loan until Borrower shall have furnished Bank, at Borrower’s expense, such evidence as Bank shall require regarding the truth of the foregoing representations and warranties, including, without limitation, opinions of Borrower’s outside legal counsel, opinions and certificates of Borrower’s independent certified public accountants, surveys, appraisals, environmental audits by qualified environmental engineers selected by Bank, reports of other independent consultants selected by Bank, and certificates of Borrower’s officers. All such evidence must be in form and content satisfactory to Bank.

ARTICLE IV - AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as it may borrow under this Agreement or so long as any indebtedness remains outstanding under the Loan or under the Note, Borrower shall:

Section 4.1            Deliver to Bank: (i) annually, within one hundred twenty (120) days of each fiscal year end, a fiscal year end financial statement of Borrower as audited by a certified public accountant; (ii) annually, within one hundred twenty (120) days of each fiscal year end, a fiscal year end financial statement of each Guarantor; (iii) within thirty (30) days of filing, copies of Borrower’s and each Guarantor’s federal income tax returns, including all schedules, as filed with the Internal Revenue Service; and (iv) with reasonable promptness, such other financial information as Bank may from time to time request, which financial information shall at all times be in form and substance satisfactory to Bank, in Bank’s discretion. All such financial information submitted to Bank shall be signed by Borrower and Guarantors and shall be prepared in accordance with generally accepted accounting principles, applied on a consistent basis, and shall be in all other respects in form and substance satisfactory to Bank as determined by Bank in its discretion.

Section 4.2            Maintain its books, accounts and records in accordance with generally accepted accounting principles and shall permit any person or entity designated in writing by Bank to visit and inspect any of its properties, books and financial records, and to make copies thereof and take extracts therefrom, and to discuss Borrower’s financial affairs with Borrower’s financial officers and accountants.

Section 4.3            Pay and discharge all taxes, assessments, fees, withholdings and other governmental charges or levies imposed upon it, or upon its income and profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, unless the legality thereof shall be promptly and actively contested in good faith by appropriate proceedings, and unless adequate reserves for such liability are maintained by Borrower pending determination of such contest.

Section 4.4            Maintain its existence in good standing in the state of its organization or incorporation and its qualification and good standing in all jurisdictions where such qualification is required under applicable law, and conduct its business in the manner in which it is now conducted subject only to changes made in the ordinary course of business.

Section 4.5            Promptly notify Bank in writing of the occurrence of any Event of Default or of any pending or threatened litigation claiming damages in excess of $25,000 or seeking relief that, if granted, would adversely affect the financial condition or business operations of Borrower.

Section 4.6            Maintain and keep in force insurance of the types and in the amounts customarily carried in lines of business similar to Borrower’s and such other insurance as Bank may require, including, without limitation, fire, public liability, casualty, property damage, flood damage, and worker’s compensation insurance, which insurance shall be carried with companies and in amounts satisfactory to Bank. All casualty and property damage insurance shall name Bank as mortgagee or loss payee, as appropriate. Borrower shall deliver to Bank from time to time at Bank’s request copies of all such insurance policies and certificates of insurance and schedules setting forth all insurance then in effect.

Section 4.7            Keep all of its properties in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that Borrower’s property shall be fully and efficiently preserved and maintained.

Section 4.8            Perform or take, on request of Bank, such action as may be necessary or advisable to perfect any lien or security interest in the Collateral or otherwise to carry out the intent of this Agreement.

Section 4.9            Pay or reimburse Bank for any out-of-pocket expenses, including attorneys’ fees, incurred by Bank in preparing or enforcing this Agreement, the Note, and the Separate Agreements, or in collecting the Loan and any other sum due under the Note or this Agreement after default by Borrower in the payment thereof.

Section 4.10         Fund all of its “plans” to which the minimum funding standards of Section 302 of ERISA apply in accordance with such standards; furnish Bank, promptly upon Bank’s request, copies of all reports or other statements filed with, or received from, the United States Department of Labor, the Internal Revenue Service, or the Pension Benefit Guaranty Corporation with respect to all of Borrower’s “plans” and promptly advise Bank of the occurrence of any “reportable event” or “prohibited transaction” with respect to any such “plan” (as all of the quoted terms are defined in ERISA).

Section 4.11         Comply with all applicable present and future local, state and federal laws, including, without limitation, environmental laws and regulations; notify Bank immediately if any “hazardous substance” (as defined in CERCLA) is released, discharged, disposed of, stored, or discovered on any real or personal property owned or leased by Borrower; notify Bank in writing within three days after Borrower receives notice from any governmental authority or any individual or entity claiming violation of any environmental protection law or regulation, or demanding compliance with any environmental protection law or regulation, or demanding payment, indemnity, or contribution for any environmental damage or injury to natural resources; and permit Bank from time to time to observe Borrower’s operations and to perform tests (including soil tests and ground water tests) for “hazardous substances” on any real or personal property owned or leased by Borrower.

Section 4.12         Maintain all deposit, escrow and operating accounts with Bank at all times during the term of the Loan.

Section 4.13         Use the proceeds of the Loan only for to refinance the existing indebtedness encumbering the real property described on the attached Exhibit “A”, and fund soft costs for future development of the real property as are approved by Bank in its discretion.

ARTICLE V- NEGATIVE COVENANTS

Borrower covenants and agrees that, without the prior written consent of Bank, so long as it may borrow under this Agreement or so long as any indebtedness remains outstanding under the Loan or under the Note, Borrower shall not:

Section 5.1            Use any proceeds of the Loan except for the purposes stated in Section 4.13.

Section 5.2            Grant any lien on or security interest in, or otherwise encumber, any of the Collateral, and, except for liens for taxes not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves are being maintained by Borrower and those liens disclosed to Bank by Borrower in writing prior to the execution of this Agreement, Borrower shall not permit to exist any lien, security interest or other encumbrance on any of the Collateral.

Section 5.3            Take, or fail to take, any act if such act or failure to act results in the imposition of withdrawal liability under Title IV of ERISA.

Section 5.4            Release, discharge, dispose of, store, accept or receive for storage or disposal, or allow to be stored or disposed of, any “hazardous substance” (as defined in CERCLA) on or in any real or personal property owned or leased by Borrower, except as otherwise expressly consented to by Bank in writing; or release, discharge, use, transport, or dispose of any “hazardous substance” in an unlawful manner.

ARTICLE VI- EVENTS OF DEFAULT AND REMEDIES

Section 6.1            Any one or more of the following shall constitute an Event of Default hereunder by Borrower:

(a)	Failure to pay when due any payment of principal or interest due on the Note or any other sum due hereunder; or
(b)	Failure to pay when due any payment of principal or interest due on any other obligation for money borrowed or for the deferred purchase price of goods or services; or
(c)	Default under any Separate Agreement or any other document, note, agreement, mortgage, security agreement, instrument, or understanding with, held by, or executed in favor of Bank; or
(d)

Should any representation or warranty contained herein or made by or furnished on behalf of Borrower or any Guarantor in connection herewith be false or misleading in any material respect as of the date made; or

(e)	Failure to perform or observe any covenant or agreement contained in Articles IV or V of this Agreement; or
(f)	Failure to pay its debts generally as they become due; or
(g)

Borrower’s or any Guarantor’s making or taking any action to make an assignment for the benefit of creditors, or petitioning or taking any action to petition any tribunal for the appointment of a custodian, receiver or any trustee for it or a substantial part of its assets, or commencing or taking any action to commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, liquidation or debtor relief law or statute of any jurisdiction, whether now or hereafter in effect, including, without limitation, any chapter of the federal Bankruptcy Code; or, if there shall have been filed or commenced against Borrower or any Guarantor any such petition, application or proceeding which is not dismissed within 30 days or in which an order for relief is entered; or should Borrower or any such Guarantor by any act or omission indicate its approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties; or should Borrower or any such Guarantor suffer to exist any such custodianship, receivership or trusteeship; or

(h)

Borrower’s or any Guarantor’s concealing, removing, or permitting to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or making or suffering a transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or making any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid, or suffering or permitting, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint which is not vacated within 30 days after the date thereof; or

(i)

Occurrence of any of the following with respect to Borrower or any Guarantor: death (if an individual), death of a general partner (if a partnership), dissolution or cessation of business (if a partnership, corporation, or other organization), or insolvency.

(j)	Any event of default under any other loan from Bank to Borrower or any Guarantor.
(k)	Should a material adverse change occur in the financial condition of Borrower or any Guarantor as determined by Bank.

Section 6.2            Upon the occurrence and continuation of an Event of Default, Bank may (i) declare immediately due and payable, without presentment, demand, protest, or any other notice of any kind, all of which are expressly waived, the Note and any other note of Borrower held by Bank, including, without limitation, principal, accrued interest and costs of collection (including, without limitation, a reasonable attorney’s fee if collected by or through an attorney who is not a salaried employee of Bank, in bankruptcy or in other judicial proceedings) and (ii) pursue any remedy available to it under this Agreement, under the Note, under any other note of Borrower held by Bank, or available at law or in equity.

ARTICLE VII - DEFINITIONS

Section 7.1

As used in this Agreement, the following terms shall have the meanings set forth below:

(a)

Accounting terms used in this Agreement such as “net income”, “working capital”, “current assets”, “current liabilities”, “tangible net worth”, and “total liabilities” shall have the meanings normally given them by, and shall be calculated, both as to amounts and classification of items, in accordance with, generally accepted accounting principles.

(b)	“Agreement” means this Loan Agreement, as amended or supplemented in writing from time to time.
(c)	“Bank” means the banking corporation or association named in the first sentence of this Agreement and which executes this Agreement below as “Bank.”
(d)

“Borrower” means the person or entity named in the first sentence of this Agreement and who executes this Agreement below as Borrower. For purposes of Section 3.11, 4.10, and 5.3, such term also includes any member of a “controlled group” (as defined in ERISA) of which the named Borrower is a member.

(e)	“CERCLA” is defined in Section 3.12.

(f)	“Collateral” is defined in Section 2.1.
(g)	“ERISA” is defined in Section 3.11.
(h)	“Event of Default” is defined in Section 6.1.
(i)	“Guarantor” means any person or entity who endorses the Note or who now or hereafter guarantees payment or collection of the Loan in whole or in part.
(j)	“Note” is defined in Section 1.1 and includes any promissory note or notes given in extension or renewal of, or in substitution for, the original Note.
(k)	“Separate Agreement” is defined in Section 2.1.
(l)	“Loan” is defined in Section 1.1.

ARTICLE VIII - MISCELLANEOUS

Section 8.1            No delay or failure on the part of Bank in the exercise of any right, power or privilege granted under this Agreement or the Note, or available at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against Bank unless made in writing and signed by Bank, and then only to the extent expressly specified therein.

Section 8.2            All notices and communications provided for hereunder shall be in writing, delivered by hand or sent by first-class or certified mail, postage prepaid to the following addresses:

(a)	If to Bank,	ORION BANK
P.O. Box 413040
Naples, Florida 34101-3040
		Attention:	Commercial Loan Department
(b)	If to Borrower, ENCLAVES OF EAGLE NEST LLC, a Florida limited liability company
45 Knollwood Road, Fifth Floor
Elmsford, New York 10523
		Attention:	Daniel G. Hayes

Either Borrower or Bank, or both, may change its addresses for notice purposes by notice to the other party in the manner provided herein.

Section 8.3            This Agreement and the Note shall be governed by and construed and enforced in accordance with the substantive laws of the United States and the State of Florida, without regard to that state’s rules governing conflicts of law.

Section 8.4            All representations and warranties contained in this Agreement or made or furnished on behalf of Borrower in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loan and shall continue in effect until the Loan and the interest thereon are paid in full.

Section 8.5            This Agreement shall bind and inure to the benefit of Borrower and Bank, and their respective successors and assigns; provided, however, Borrower shall have no right to assign its rights or obligations hereunder to any person or entity.

Section 8.6            Time is of the essence in the payment and performance of every term and covenant of this Agreement and the Note.

Section 8.7            This Agreement may be amended or modified, and Borrower may take any action herein prohibited, or omit to perform any action required to be performed by it, only if Borrower shall obtain the prior written consent of Bank to such amendment, modification, action or omission to act, and no course of dealing between Borrower and Bank shall operate as a waiver of any right, power or privilege granted under this Agreement, under the Note or the Separate Agreements, or available at law or in equity. This Agreement, the Note, and the Separate Agreements contain the entire agreement between Borrower and Bank regarding the Loan and the Collateral. No oral representations or statements shall be binding on Bank, and no agent of Bank has the authority to vary the terms of this Agreement except in writing on the face hereof or on a separate page attached hereto.

Section 8.8            All rights, powers and privileges granted hereunder shall be cumulative, and shall not be exclusive of any other rights, powers and privileges granted by the Note or any other document or agreement, or available at law or in equity.

Section 8.9            Upon the occurrence and during the continuation of an Event of Default, Borrower recognizes Bank’s right, without notice or demand, to apply any indebtedness due or to become due to Borrower from Bank in satisfaction of any of the indebtedness, liabilities or obligations of Borrower under this Agreement, under the Note, or under any other note, instrument, agreement, document or writing of Borrower held by or executed in favor of Bank, including, without limitation, the right to set off against any deposits or cash collateral of Borrower held by Bank. In addition to the right of setoff, as additional collateral for the Loan, Borrower hereby grants to Bank a continuing lien on and security interest in all deposit accounts of Borrower now or hereafter held by Bank, including all certificates of deposit now or hereafter issued to Borrower by Bank.

Section 8.10         Borrower hereby agrees to indemnify Bank and its officers, directors, agents and attorneys against, and to hold Bank and all such other persons harmless from, any claims, demands, liabilities, costs, damages, and judgments (including, without limitation, liability under CERCLA, the Federal Resource Conservation and Recovery Act, or other environmental law or regulation, and costs of defense and attorneys’ fees) resulting from any Representation or Warranty made by Borrower or on Borrower’s behalf pursuant to Article III of this Agreement having been false when made, or resulting from Borrower’s breach of any of the covenants set forth in Articles IV or V of this Agreement. This Agreement of indemnity shall be a continuing agreement and shall survive payment of the Loan and the Note and termination of this Agreement.

WITNESS the hand and seal of the parties hereto on or as of the date first above written.

BANK:	BORROWER:

ORION BANK	ENCLAVES OF EAGLE NEST LLC, a Florida limited liability company
By: Enclaves Group, Inc., a Delaware corporation, its Managing Member
By:	By:	/s/ Daniel G. Hayes
Greg Barr, Area President	Daniel G. Hayes, President

Exhibit “A”

The Southeast ¼ of the Southeast ¼ , and the South ½ of the Southwest ¼ of the Southeast ¼ of Section 30, Township 43 South, Range 25 East, Lee County, Florida; Less those lands as described in Official Records Book 2705, Page 1460 and Official Records Book 3027, Page 500, of the Public Records of Lee County, Florida.

Also less and except the following described parcel:

Parcel “5-A” Description

A tract or parcel of land lying in the Southeast one quarter (SE ¼) of Section 30, Township 43 South, Range 25 East, Lee County, Florida, being more particularly described as follows:

Commence at the Southwest corner of the Southeast one quarter (SE ¼) of said Section 30;thence N.00°16’46”W. for 474.72 feet along the West line of said Southeast one quarter (SE ¼ ); thence N.88°32’01”E. for 36.87 feet to the Northwest corner of a tract or parcel of land described in Official Records Book 2705 at Page 1460 and Official Records Book 3027 at Page 500, Public Records of Lee County, Florida and the Point of Beginning.

From said Point of Beginning; thence continue N.88°32’01”E. for 300.00 feet to the Northeast corner of said tract or parcel of land and point on a curve, concave Southeasterly; thence Northeasterly along the arc of said curve, having a radius of 630.00 feet, central angle of 30°48’20”, chord of 334.66 feet and chord bearing of N.72°35’34”E for 338.73 feet to the end of said curve; thence N.00°12’45”W. (non-radially) for 92.49 feet; thence S88°41’43”W. for 631.82 feet along the North line of a tract or parcel of land as described in Official Records Book 4561 at page 3421, said Public Records and the North line of South one half (S ½ ) of the Southwest one quarter (SW ¼) of said Southeast one quarter (SE ¼ ); thence S.00°54’28”W. for 186.28 feet along the Easterly Right of way line of Coon Road as described in Official Records Book 2269, Page 4116 to the Point of Beginning.

Bearings mentioned herein are based on the West line of the Southeast one quarter (SE ¼ ) of section 30, Township 43 South, Range 25 East bearing N.00°16’46”W.

Also less and except right-of way for Coon Road.